As filed with the Securities and Exchange Commission on December 15, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Medivation, Inc.

(name of small business issuer in its charter)

Delaware	2834	13-3863260
(state of incorporation)	(primary standard industrial classification code number)	(I.R.S. employer identification no.)

501 Second Street, Suite 211

San Francisco, California 94107

(415) 543-3470

(address of principal place of business or intended principal place of business)

C. Patrick Machado

Senior Vice President and Chief Financial Officer

Medivation, Inc.

501 Second Street, Suite 211

San Francisco, California 94107

(415) 543-3470

(name, address and telephone number of agent for service)

Copies to:

Michael W. Hall, Esq. Bradley A. Bugdanowitz, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 328-4600	John A. Fore, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☒  333-128855

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	345,000	(1)	$2.25	$776,250	$84 (3)

(1)	Includes 45,000 shares of Common Stock that are being registered in connection with an over-allotment option granted to the underwriter. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high ask and low bid prices, respectively, of the common stock as reported on the OTC Bulletin Board on December 9, 2005, which was $2.25 per share.
(3)	$3,357 was previously paid in connection with the filing of the Registrant’s previous registration statement on Form SB-2 (File No. 333-128855), initially filed on October 6, 2005. The amount of the registration fee under that registration statement was $1,274.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

EXPLANATORY NOTE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, we are filing this registration statement with the Securities and Exchange Commission, or SEC. This registration statement relates to the public offering of securities contemplated by the registration statement on Form SB-2 (File No. 333-128855), initially on October 6, 2005, as amended, and which the SEC declared effective on December 14, 2005.

We are filing this registration statement for the sole purpose of increasing by 345,000 shares the number of shares of our common stock to be registered. The information set forth in our registration statement on SB-2 (File No. 333-128855) is incorporated by reference in this filing.

We hereby certify that we have previously paid $3,357 in connection with our registration statement on SB-2 (File No. 333-128855). The aggregate filing fee under that registration statement was $1,274, leaving a balance of $2,083, of which we request $84 be allotted for the purpose of satisfying the registration fee due under this Registration Statement.

The required opinions and consents are listed on the exhibit index and filed with this filing.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm of Medivation, Inc.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of San Francisco, State of California, on December 14, 2005.

MEDIVATION, INC.

By:	/S/ C. PATRICK MACHADO
Name:	C. Patrick Machado
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Patrick Machado his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes may do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated:

/S/ DAVID T. HUNG, M.D. David T. Hung, M.D.	President and Chief Executive Officer (Principal Executive Officer)	December 14, 2005

/S/ C. PATRICK MACHADO C. Patrick Machado	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	December 14, 2005

Daniel D. Adams	Director	December 14, 2005

/S/ GREGORY H. BAILEY, M.D. Gregory H. Bailey, M.D.	Director	December 14, 2005

/S/ KIM D. BLICKENSTAFF Kim D. Blickenstaff	Director	December 14, 2005

Steve Gorlin	Director	December 14, 2005